EXHIBIT 10.18

ALPHA NATURAL RESOURCES, INC. and Subsidiaries

DEFERRED COMPENSATION PLAN

Amended and Restated on
November 20, 2007

ALPHA NATURAL RESOURCES, INC and Subsidiaries

DEFERRED COMPENSATION PLAN

ARTICLE I - PURPOSE; EFFECTIVE DATE

1.1.
Purpose. The purpose of this Deferred Compensation Plan (hereinafter, the "Plan”) is to permit a select group of management and highly compensated employees of ALPHA NATURAL RESOURCES, INC and its subsidiaries that have adopted the Plan to defer the receipt of income which would otherwise become payable to them.  It is intended that this plan, by providing this deferral opportunity, will assist the Company in retaining and attracting individuals of exceptional ability by providing them with these benefits.

1.2.	Effective Date. The Plan, originally effective as of December 31, 2004, has been amended and restated as of January 1, 2008.

ARTICLE II - DEFINITIONS

For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1.
Account(s).  "Account(s)" means the account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.  The Accounts available for each Participant shall be identified as:

a)	Retirement Account;
b)	In-Service Account (each Participant may maintain up to two (2) In-Service Accounts with different payment dates as provided herein); and
c)	Supplemental Retirement Plan Account ("SRP Account").

2.2.	Beneficiary. "Beneficiary" means one or more persons or entities designated by the Participant to receive any Plan benefits payable after the Participant's death.

2.3.	Board. "Board" means the Board of Directors of the Company.

2.4.
Committee.  "Committee" means the Committee appointed by the Board to administer the Plan.  The initial Committee so designated by the Board shall consist of the Vice President of Human Resources, Executive Vice President/Chief Administrative Officer and the President/CEO.

2.5.
Company.  "Company" means ALPHA NATURAL RESOURCES, INC, a Delaware company, and any directly or indirectly affiliated subsidiary that has adopted this Plan or any successor to the business thereof.  Any reference herein to the "Company" should, except as the context otherwise requires, be interpreted as a reference to the Participant's particular employer.  A list of subsidiaries that have adopted this Plan are attached to this document as Annex A.

2.6.
Compensation.  "Compensation" means bonus compensation under the Alpha Natural Resources, Inc. Annual Incentive Bonus Plan earned for services rendered by a Participant during a Deferral Period; provided, however, with respect to a Participant's first-year of eligible participation, any such election shall only apply to applicable bonus compensation paid for services performed after the election.  Accordingly, if a Deferral Commitment is made in the first-year of eligibility but after the beginning of the specified performance period, the Deferral Commitment shall only apply to the total amount of  such bonus compensation multiplied by the ratio of (i) the number of days remaining in the Deferral Period after the election to (ii) the total number of days in the Deferral Period.  For purposes of this Plan, Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Company's tax qualified plans which may be maintained under § 401(k) or § 125 of the Internal Revenue Code of 1986, as amended, (the "Code"), or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation.

2.7.	Compensation Limit. "Compensation Limit" means annual compensation limit specified under § 401(a)(17) of the Code.

2.8.
Deferral Commitment.  "Deferral Commitment" means an election made by a Participant to defer a portion of Compensation.  The Deferral Commitment shall specify the Account or Accounts to which the Compensation deferred shall be credited as well as the time and form of payment from such Account.  Such designation shall be made in whole percentages, or as otherwise permitted by the Committee and shall be made in a form and at a time established by the Committee.  A Deferral Commitment shall remain in effect until amended or revoked as provided under the terms of the Plan.

2.9.	Deferral Period. "Deferral Period" means each calendar year.

2.10.	Determination Date. "Determination Date" means the last day of each calendar month.

2.11.
Interest.  "Interest" means the amount credited to a Participant’s Account(s) on each Determination Date, which shall be based on the Valuation Funds chosen by the Participant. Such credits to a Participant’s Account may be either positive or negative to reflect the increase or decrease in value of the Account as determined in accordance with the provisions of this Plan.

2.12.
Financial Hardship.  "Financial Hardship" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, a beneficiary, or a dependent (as defined in § 152(a) of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant; the need to pay for the funeral expenses of a spouse, beneficiary or dependent (as defined above); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.13.
Participant.  "Participant" means any eligible employee who has elected to defer Compensation under this Plan, or who has received a SRP Contribution.  Such employee shall remain a Participant in this Plan for the period of deferral and until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof; provided, however, the foregoing provisions shall not limit the Committee's discretion to determine whether an employee remains eligible to continue to actively participate in the Plan.

2.14.	Plan. "Plan" means this Deferred Compensation Plan, as amended from time to time.

2.15.	Retirement. "Retirement" means the Participant’s Separation from Service (other than on account of death) after the Participant has attained age 55.

2.16.
Separation from Service.   "Separation from Service" shall mean a Participant's death, retirement or other termination of employment with the Company and all of its controlled group members within the meaning of Section 409A of the Code.  For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language "at least 50 percent" shall be used instead of "at least 80 percent" in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language "at least 20 percent" shall be used instead of "at least 80 percent" in each place it appears.  Whether a Participant has a Separation from Service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

2.17.	SRP Contribution. "SRP Contribution" means the contribution made by the Company credited to the Participant's SRP Account.

2.18.
Specified Employees.  "Specified Employees" means key employees of the Company, as defined in Section 416(i) of the Code without regard to paragraph (5) thereof, as determined in accordance with the procedures established by the Committee.

2.19.
Valuation Funds.   "Valuation Funds" means one or more of the independently established  funds or indices, as authorized by the Committee, used to calculate the Interest that is credited to each Participant’s Account(s) in accordance with the terms of the Plan. Any such funds or indices represent hypothetical investments and do not represent actual investments, and shall not convey any beneficial interest on the part of the Participant in any asset or other property of the Company.  The determination of the increase or decrease in the performance of each Valuation Fund shall be determined in accordance with the procedures established by the Committee.  The Committee shall select one or more Valuation Funds available to the Participants with respect to this Plan and shall set forth a list of these Valuation Funds attached hereto as Exhibit A, which may be amended from time to time in the discretion of the Committee.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1.	Eligibility and Participation.

a)	Eligibility. Eligibility to participate in the Plan shall be limited to key employees of the Company who are designated by management, from time to time, and approved by the Committee.
b)
Participation.  An employee's participation in the Plan shall be effective upon notification to the employee by the Committee of eligibility to participate in the Plan; provided, however, the Committee reserves the discretion to limit an employee's ability to continue to participate in the Plan in the future.

3.2.	Form of Deferral Commitment. A Participant may elect to make a Deferral Commitment subject to the following provisions:

a)
Deferral Amounts; Accounts.   A Deferral Commitment shall be made no later than December 31st of the calendar year preceding the beginning of the Deferral Period (or such other date specified by the Committee to the extent consistent with Section 409A); provided, however, that a Deferral Commitment with respect to Compensation payable for/during 2005 must have been submitted no later than the earlier of: (i) March 15, 2005; or (ii) the date on which the Compensation was paid or became payable to the Participant. When an individual first becomes eligible to participate in this Plan during a Deferral Period, a Deferral Commitment may be submitted to the Committee within thirty (30) days after the date the individual becomes eligible to participate.  A Deferral Commitment shall designate the portion of Compensation that shall be allocated among the Participant's Retirement and In-Service Accounts (no amount of Compensation may be deferred by the Participant into the Participant's SRP Account).  No deferral may be made to an In-Service Account with a payment date that falls within the calendar year in which the deferred Compensation would be credited to the In-Service Account.

b)
Allocation to Valuation Funds.  The Participant shall specify in a separate form (known as the “Allocation Form”) filed with the Committee, the Participant’s initial allocation of the amounts deferred into each Account among the various available Valuation Funds.

c)	Maximum Deferral. The maximum amount of Compensation that may be deferred shall be one hundred percent (100%).

3.3.
Period of Commitment.  Once a Participant has made a Deferral Commitment, that Commitment shall remain in effect for the next succeeding Deferral Period and shall remain in effect for all future Deferral Periods unless revoked or amended in writing by the Participant and delivered to the Committee no later than fifteen (15) days prior to the beginning of a subsequent Deferral Period (or such other date as permitted by the Committee to the extent consistent with Section 409A).

3.4.
Deferral Commitment.  A Deferral Commitment shall be irrevocable by the Participant during a Deferral Period; provided, however, if a Participant suffers a disability, receives a distribution on account of Financial hardship or dies, the Participants Deferral Commitment shall be cancelled.  For purposes of this Section, a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

3.5.
Change in Status.  If the Committee determines that a Participant's employment performance is no longer at a level that warrants participation in this Plan, no new Deferral Commitment may be made by such Participant after notice of such determination is given by the Committee, unless the Participant later satisfies the eligibility requirements to participate in the Plan.  If the Committee, in its sole discretion, determines that the Participant no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with the Employee Retirement Income Security Act of 1974, as amended, the Committee may, in its sole discretion, prohibit the Participant from making any future Deferral Commitments and/or, to the extent permitted under Section 409A, take such other action it deems necessary or appropriate, including, but not limited to, terminating the Participant’s participation in the Plan.

3.6.
Incomplete or Inaccurate Deferral Commitments.  In the event that a Participant submits a Deferral Commitment to the Committee that is incomplete or lacks information necessary to the efficient operation of this Plan, the Committee, in its sole discretion, shall return the election to the Participant for further completion.

ARTICLE IV - DEFERRED COMPENSATION ACCOUNT

4.1.
Accounts.  The Compensation deferred by a Participant under the Plan, SRP Contributions and Interest shall be credited to the Participant's Account(s).  Separate accounts shall be maintained on the books of the Company to reflect each Participant's SRP Account, Retirement Account and In-Service Accounts.  These Accounts shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

4.2.
Timing of Deferral Credits.  A Participant's Compensation which has been elected to be deferred shall be credited to the Participant's Retirement and In-Service Accounts on the last day of the month during which the Compensation deferred would have otherwise been payable to the Participant.

4.3.
Contributions To SRP Account.  The Company shall credit SRP Contributions, if any, to each Participant’s SRP Account as soon as is practical after the close of each calendar year.  The amount of the credited contribution under this Section shall be equal to the sum of (a) and (b):

a)	three percent (3%) of the Participant’s total annual compensation for the preceding calendar year in excess of the Compensation Limit for that prior calendar year; and
b)
fifty percent (50%) of the amount of Compensation deferred by the Participant in the prior calendar year under this Plan, but in no event will the amount determined under this sub-Section (b) exceed two percent (2%) of the Participant’s total annual compensation for the preceding calendar year in excess of the Compensation Limit for that prior calendar year.

4.4.
Valuation Funds.  A Participant may designate, at a time and in a manner authorized by the Committee, one or more Valuation Funds for each Account.  Such election shall designate the portion of each Account that shall be allocated among the available Valuation Fund(s), and such election shall apply to each succeeding deferral of Compensation until such time as the Participant shall file a new election with the Committee. Upon notice to the Committee, the Participant may also reallocate the balance in each Valuation Fund among the other available Valuation Funds as of the next succeeding Determination Date.

4.5.	Determination of Accounts. Each Participant's Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

a)
New Deferrals; SRP Contributions.  The Participant's Accounts shall be increased, as appropriate, by any Compensation deferred by the Participant and any SRP Contributions credited since such prior Determination Date.

b)
Distributions.  Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date.  Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained within such Account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within such Account for that Participant as of the Determination Date immediately preceding the date of payment.

c)	Interest. Each Account shall be increased or decreased by the Interest for such Account since such Determination Date.

4.6.	Vesting of Accounts. Each Participant shall be vested in the amounts credited to such Participant's Account and Interest thereon as follows:
a)	Amounts Deferred. A Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan and Interest thereon.
b)
SRP Account Contributions.  SRP Contributions credited to a Participant’s SRP Account and Interest thereon shall become one hundred percent (100%) vested upon the Participant’s completion of five (5) years of complete service with the Company.

4.7.	Statement of Accounts. The Committee shall provide to each Participant a statement showing the balances in the Participant's Account on a quarterly basis.

ARTICLE V - PLAN BENEFITS

5.1.	Retirement Account. The vested portion of a Participant's Retirement Account shall be distributed to the Participant as follows.
a)
Timing of Payment.  The Participant's Retirement Account shall be paid beginning on the six month anniversary of your Separation from Service, and subsequent payments, if the form of payment selected provides for installment payments, shall be made on the anniversary of the initial payment.

b)
Form of Payment.  The form of benefit payment shall be that form selected by the Participant in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the Retirement Account; provided, however, if the Participant Separates from Service prior to Retirement, the Retirement Account shall be paid in the form of a lump sum payment.

5.2.	SRP Account. The vested portion of a Participant's SRP Account shall be distributed to the Participant as follows.
a)
Timing of Payment.  The Participant's SRP Account shall be paid beginning on the six month anniversary of your Separation from Service, and subsequent payments, if the form of payment selected provides for installment payments, shall be made on the anniversary of the initial payment.

b)
Form of Payment.  The form of benefit payment shall be that form selected by the Participant at the time a SRP contribution is first allocated to the Participant’s SRP Account, and as permitted pursuant to Section 5.7, below, except that if the Participant Separates from Service prior to Retirement, the SRP Account shall be paid in the form of a lump sum payment.

5.3.	In-Service Account. The vested portion of a Participant's In-Service Account shall be distributed to the Participant upon the date chosen by the Participant.
a)
Timing of Payment.  Benefits under this section shall be payable on the date specified in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the In-Service Account, and subsequent payments, if the form of payment selected provides for subsequent payments, shall be made on the anniversary of the initial payment.  In no event shall the date selected be earlier than the first day of the sixth (6th) calendar year following the initial filing of the Deferral Commitment with respect to that In-Service Account.  In the event that the Participant Separates from Service with the Company prior to the payment date specified, the benefits under the Participant's In-Service Account shall be paid on the six month anniversary of  the Participant's Separation from Service.

b)
Form of Payment. The form of benefit payment shall be that form selected by the Participant in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the In-Service Account, and as permitted pursuant to the terms of the Plan, except that if the Participant terminates employment with the Company prior to the specified payment date, then the In-Service Account shall be paid in the form of a lump sum payment.

c)
Change of Time of Payment.  The Participant may request to postpone (but not accelerate) the specified payment date initially chosen for an In-Service Account by filing a written election on a form approved by the Committee.  Any such election: (i) shall not take effect until 12 months after the date the election is made; (ii) must provide for a new payment date that is no earlier than five (5) years after the payment date previously specified and in force immediately prior to the filing of such request; and (iii) must be made not less than 12 months before the date the payment (or initial payment in the case of installment payments) is scheduled to be made.

5.4.
Death Benefit.  Upon the death of a Participant prior to the commencement of benefits under this Plan from any particular Account, the Company shall pay to the Participant's Beneficiary within 60 days following the Participant's date of death an amount equal to the vested Account balance in that Account in the form of a lump sum payment. In the event of the death of the Participant after the commencement of benefits under this Plan from any Account, the benefits from that Account(s) shall be paid to the Participant’s designated Beneficiary from that Account at the same time and in the same manner as if the Participant had survived.

5.5.
Hardship Distributions.  Upon request of a Participant and a finding by the Committee that a Participant has suffered a Financial Hardship, the Committee may, in its discretion, make a distribution from the Participant's vested Account balances.  The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant's needs resulting from the Financial Hardship, plus amounts necessary to pay taxes and penalties reasonably anticipated as a result of such distribution.  In determining the amount of such distribution, the Committee shall take into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant's assets (to the extent that the liquidation of such assets would not itself cause severe financial hardship).

5.6.
Form of Payment.  Except as otherwise provided under the terms of the Plan, the benefits payable from any Account under this Plan shall be paid in the form of benefit, as provided below and as specified by the Participant in the Deferral Commitment:

a)	A lump sum amount equal to the vested Account balance; or
b)
Equal annual installments for a period of up to a maximum of ten (10) years in the event of payment of a Retirement Account, fifteen (15) years in the event of a SRP Account, or five (5) years in the event of an In-Service Account, where the annual payment shall be equal to the balance of the Account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and a denominator equal to the number of annual installment payments initially chosen (reduced by one (1) for each prior distribution).

5.7.
Small Account.  The Committee, in its discretion, may distribute the Participant's Accounts in a lump sum if the present value of the Participant's remaining unpaid Account balance (and all other amounts required to be aggregated with such accounts under Section 409A) falls below the applicable dollar amount under Section 402(g)(1)(B) of the Code.  Any such exercise of discretion shall be evidenced in writing not later than the date of payment.

5.8.
Withholding; Payroll Taxes.  All benefits under the Plan shall be subject to income, employment and other tax withholding as required by applicable law.  At the time that tax withholding is required, if an amount is payable under the Plan to the Participant, the amount of the required tax withholding shall be withheld from such payment.  If, however, an amount is not then payable or the amount payable under the Plan to the Participant is less than the required withholding, the Participant shall pay to the Company, not later than the date such withholding is required, the amount of the required tax withholding or, at the sole election of the Company, the amount of required tax withholding shall be withheld from other compensation or amounts payable to the Participant.  The Participant shall hold the Company harmless from any liability for acting to satisfy the withholding obligation in this manner.

5.9.
Payment to Guardian.  If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, or incompetent person.  The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution.  Such distribution shall completely discharge the Committee and Company from all liability with respect to such benefit.

5.10.
Effect of Payment.  The full payment of the applicable benefit under this Plan shall completely discharge all obligations on the part of the Company to the Participant (and the Participant's Beneficiary) with respect to the operation of this Plan, and the Participant's (and Participant's Beneficiary's) rights under this Plan shall terminate.

ARTICLE VI - BENEFICIARY DESIGNATION

6.1.
Beneficiary Designation.  Each Participant shall have the right, at any time, to designate one (1) or more persons as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant's death prior to complete distribution of the Participant's vested Account balance.  Each Beneficiary designation shall be in a written form acceptable to the Committee and shall be effective only if filed with the Committee during the Participant's lifetime.  Designation by a married Participant to the Participant's spouse of less than a fifty percent (50%) interest in the benefit due shall not be effective unless the spouse consents in writing to the designation, or it is established that the consent cannot be obtained because the spouse cannot be located.

6.2.
Changing Beneficiary.   Any Beneficiary designation may be changed by filing of a new Beneficiary designation with the Committee. A married Participant's Beneficiary designation may be changed by a Participant, with the consent of the Participant's spouse as provided for in Section 6.1 above, by the filing of a new designation.  Any such new Beneficiary designation shall cancel all prior designations previously filed by the Participant.

6.3.	Change in Marital Status. If the Participant's marital status changes after the Participant has designated a Beneficiary, the following shall apply:

a)	If the Participant is married at death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed herein.
b)	If the Participant is unmarried at death but was married when the designation was made:
i)	The designation shall be void if the spouse was named as Beneficiary.
ii)	The designation shall remain valid if a non-spouse Beneficiary was named.
c)
If the Participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed herein.

6.4.
No Beneficiary Designation.   If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant's benefits, the Participant's Beneficiary shall be the person in the first of the following classes in which there is a survivor:

a)	The Participant's surviving spouse;
b)
The Participant's children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living; or

c)	The Participant's estate.

6.5.	Effect of Payment. Payment to the Beneficiary shall completely discharge the Company's obligations under this Plan.

ARTICLE VII - ADMINISTRATION

7.1.
Committee; Duties.   This Plan shall be administered by the Committee, which shall consist of not less than three (3) persons appointed by the Board, except in the event of a Change in Control as provided in Section 7.5 below.  The Committee shall have the exclusive authority and discretion to interpret, construe, and administer the provisions of the Plan and to decide all questions concerning the Plan and its administration.  Without limiting the foregoing, the Administrator shall have the authority, from time to time, to:  determine eligibility for and the amount of benefits, if any, due under the Plan; determine amounts payable under the Plan; interpret the Plan, to make factual determinations, to correct deficiencies, and to supply omissions, including resolving any ambiguity or uncertainty arising under or existing in the terms and provisions of the Plan; make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan; and establish rules and regulations for the administration of the Plan.  A majority vote of the Committee members shall control any decision.  Members of the Committee may be Participants under this Plan.

7.2.
Agents.   The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3.
Binding Effect of Decisions.   The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4.
Indemnity of Committee.   The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member's service on the Committee, except in the case of gross negligence or willful misconduct.

ARTICLE VIII - CLAIMS PROCEDURE

8.1.
Claim.   Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as "Claimant"), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practical.

8.2.	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;
b)	A description of any additional material or information required and an explanation of why it is necessary; and
c)	An explanation of the Plan's claim review procedure.

8.3.
Review of Claim.  Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Committee.  Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Committee of Claimant's claim or request.  The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing.  On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4.
Final Decision.  The decision on review shall normally be made within sixty (60) days after the Committee's receipt of claimant's claim or request.  If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days.  The decision shall be in writing and shall state the reasons and the relevant Plan provisions.  All decisions on review shall be final and bind all parties concerned.

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1.
Amendment.   The Company reserves the right to amend, modify or suspend the Plan, in whole or in part, at any time; provided however, that any such amendment, modification or suspension shall not reduce the accrued benefit of any Participant.  Notwithstanding, the Company may, in its sole discretion and without the Participant’s consent, modify or amend the terms of the Plan, or take any other action it deems necessary or advisable, to cause the Plan to comply with Section 409A (or an exception thereto).

9.2.
Company's Right to Terminate.   The Company reserves the right to terminate the Plan, in whole or in part, at any time; provided however, that any such termination shall not reduce the accrued benefit of  any Participant.  Termination of the Plan shall not be a distribution event under the Plan unless otherwise permitted under Section 409A of the Code or other applicable law.

ARTICLE X - MISCELLANEOUS

10.1.
Unfunded Plan.   This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly-compensated employees" within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2.
Company Obligation.   The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the Company with respect to the deferred Compensation receivable from, and contributions by, that Company and shall not be an obligation of another company.

10.3.
Section 409A.  Notwithstanding any provision of the Plan to the contrary, the provisions of the Plan shall be administered, interpreted and construed in accordance with Section 409A, the regulations and other binding guidance promulgated thereunder (or disregarded to the extent such provision cannot be so administered, interpreted or construed).   It is intended that distribution events authorized under the Plan qualify as permissible distribution events for purposes of Section 409A of the Code, and the Plan shall be interpreted and construed accordingly in order to comply with Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.  Accordingly, if a Participant is a Specified Employee for purposes of Section 409A and a payment subject to Section 409A to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant).  The Company  reserves the right to accelerate, delay or modify distributions to the extent permitted under Section 409A.  Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee or Board (or any member thereof), or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.

10.4.
Unsecured General Creditor.   Notwithstanding any other provision of this Plan, Participants and Participants' Beneficiary shall be unsecured general creditors, with no secured or preferential rights to any assets of Company or any other party for payment of benefits under this Plan.  Any property held by Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets.  Company's obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.5.
Trust Fund.   Company shall be responsible for the payment of all benefits provided under the Plan.  At its discretion, Company may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of assisting in the payment of such benefits.  Although such a trust shall be irrevocable, its assets shall be held for payment of all Company's general creditors in the event of insolvency.  To the extent any benefits provided under the Plan are paid from any such trust, Company shall have no further obligation to pay them.  If not paid from the trust, such benefits shall remain the obligation of Company.

10.6.
Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgements, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

10.7.
Not a Contract of Employment.   This Plan shall not constitute a contract of employment between Company and the Participant.  Nothing in this Plan shall give a Participant the right to be retained in the service of Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

10.8.
Protective Provisions.   A Participant will cooperate with Company by furnishing any and all information requested by Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by Company.

10.9.	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Virginia, except as preempted by federal law.

10.10.
Validity.   If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.11.
Notice.   Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Mailed notice to the Committee shall be directed to the company's address.  Mailed notice to a Participant or Beneficiary shall be directed to the individual's last known address in company's records.

10.12.
Successors.   The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

ALPHA NATURAL RESOURCES, INC

Exhibit A
Valuation Funds as of January 1, 2008

              Moody’s Long-term Corporate Bond Monthly Average Corporate Rate

              Annex A

              Subsidiaries adopting this Plan

Alpha Coal Sales Co., LLC
Alpha Natural Resources Services, LLC
AMFIRE Mining Company, LLC
Black Dog Coal Corp.
Brooks Run Mining Company, LLC
Dickenson-Russell Coal Company, LLC
Enterprise Mining Company, LLC
Herndon Processing Company, LLC
Kepler Processing Company, LLC
Kingwood Mining Company, LLC
Litwar Processing Company, LLC
Maxxim Rebuild Co., LLC
Maxxim Shared Services, LLC
Paramont Coal Company Virginia, LLC
Riverside Energy Company, LLC